Product supplement no. 86-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated June 29, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Review Notes Linked to the KLD Select SocialSM Index

General

  JPMorgan Chase & Co. may from time to time offer and sell review notes linked to the KLD Select SocialSM Index. This product supplement no. 86-I describes terms that will apply generally to the review notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to the KLD Select SocialSM Index as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-19.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Index or any of its component stocks.
  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The KLD Select SocialSM Index (the “Index”)
Automatic Call:

If the Index closing level on any Review Date is greater than or equal to the applicable Call Level set forth in the relevant terms supplement, the notes will be automatically called for a cash payment that will be set forth in the relevant terms supplement.

Call Level:	A separate terms supplement will specify the minimum Index closing level, referred to as a Call Level, which triggers an automatic call on a Review Date and payment of the applicable call premium.
Payment if Called:

If the notes are called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium applicable to each Review Date will be specified in the relevant terms supplement.

Payment at Maturity (Notes with a Buffer):

For notes with a buffer, if the notes are not called, your principal is protected against a decline in the Index up to the buffer amount. If the Ending Index Level declines from the Initial Index Level and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity. If the Ending Index Level declines from the Initial Index Level by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount you will lose an amount equal to 1% of the principal amount of your notes multiplied by the leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Index Return + buffer amount %) x leverage factor]

For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level by more than the buffer amount.

Payment at Maturity (Notes without a Buffer):

For notes without a buffer, if the notes are not called, you will lose 1% of the principal amount of your notes for every 1% that the Index declines beyond the Initial Index Level, unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return)
For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity.
Buffer Amount:	As specified in the relevant terms supplement.
Leverage Factor:	As specified in the relevant terms supplement.
Index Return:	Unless otherwise specified in the relevant terms supplement:
Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement.
Ending Index Level:	The Index closing level on the final Review Date or such other date as specified in the relevant terms supplement.
Review Dates:	As specified in the relevant terms supplement. Review Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Automatic Call.”
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Review Notes involves a number of risks. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 86-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

June 29, 2007

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 86-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 86-I and with respect to JPMorgan Chase & Co. This product supplement no. 86-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 86-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 86-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 86-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 86-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 86-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 86-I nor the accompanying prospectus supplement, prospectus or terms supplement, nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 86-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 86-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 86-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 86-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 86-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 86-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 86-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Review Notes Linked to the KLD Select SocialSM Index.

General

       The Review Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the KLD Select SocialSM Index (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Index, whether the notes are automatically called prior to maturity and whether the notes have a buffer and which will be calculated in accordance with the formula set forth below.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 86-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Automatic Call

       The notes will be automatically called and subject to mandatory redemption if the Index closing level on any Review Date is greater than or equal to the relevant Call Level. The “Call Level” for each Review Date will be specified in the relevant terms supplement and will be the minimum Index Closing Level that triggers an automatic call and payment of the applicable call premium amount. If the notes are called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium is a percentage that will vary depending on the particular Review Date and will be specified in the relevant terms supplement. The payment per $1,000 principal amount note upon call will be calculated as follows:

$1,000 + (applicable call premium x $1,000)

PS-1

       If the notes are automatically called on a Review Date other than the final Review Date, we will redeem each note and pay the applicable call price on the sixth business day after the applicable Review Date, subject to postponement as described below. If the notes are called on the final Review Date, we will redeem each note and pay the call price on the maturity date, subject to postponement as described below.

       If a Review Date (including the final Review Date) is not a trading day or if there is a market disruption event on such day, the applicable Review Date will be the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing. In no event, however, shall any Review Date be postponed more than ten business days following the date originally scheduled to be such Review Date. If the tenth business day following the date originally scheduled to be the applicable Review Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

       If, due to a market disruption event or otherwise, a Review Date (other than the final Review Date) is postponed so that it falls less than five business days prior to the scheduled date for payment of the call price, the date on which the call price for such Review Date will be paid, if any, will be the fifth business day following the Review Date as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

       The “Index closing level” on any trading day will equal the closing level of the Index or any successor index (as defined below) or alternative calculation of the Index described under “The KLD Select SocialSM Index — Discontinuation of the KLD Select SocialSM Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ Stock Market or the relevant exchange or market for the successor index.

       A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Payment at Maturity

       The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Review Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

       Notes With a Buffer

       For notes with a buffer, if the notes are not called, your principal is protected against a decline in the Index up to the buffer amount. If the Ending Index Level declines from the Initial Index Level and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity. If the Ending Index Level declines from the Initial Index Level by more than the buffer amount, for every 1% decline of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Index Return + buffer amount %) x leverage factor]

       For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level by more than the buffer amount.

PS-2

       Notes Without a Buffer

       For notes without a buffer, if the notes are not called, you will lose 1% of the principal amount of your notes for every 1% that the Index declines beyond the Initial Index Level, unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Return)

       For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity.

       Unless otherwise specified in the relevant terms supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the final Review Date or such other date or dates as specified in the relevant terms supplement (the “Ending Index Level”), to the Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement (the “Initial Index Level”). The relevant terms supplement will specify the Initial Index Level and the manner in which the Ending Index Level will be determined. The Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Return =	Ending Index Level – Initial Index Level Initial Index Level

       If applicable, the “buffer amount” and “leverage factor” will be an amount specified in the relevant terms supplement.

       The maturity date will be set forth in the relevant terms supplement and is subject to adjustment as described below. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Review Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Review Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

       We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

PS-3

RISK FACTORS

       Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

       The notes do not pay interest and may not return any of your investment. If the notes have not been called, the amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 86-I and the relevant terms supplement. For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level by more than the buffer amount. For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity. The relevant terms supplement will specify whether the notes have a buffer.

The appreciation potential of the notes is limited, and the notes are subject to an automatic early call.

       Your investment in the notes will result in a gain if the Index closing level on any of the Review Dates is greater than or equal to the Initial Index Level or any other applicable index closing levels or call levels, set forth in the relevant terms supplement, that triggers an automatic call and the payment of the applicable call premium. This gain will be limited to the call premium applicable to the Review Date on which the notes are called, regardless of the appreciation of the Index, which may be greater than the applicable call premium. In addition, the automatic call feature of the notes may shorten the term of your investment.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Index.

       Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because, assuming the notes are not called, the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Index Level on the final Review Date. The Ending Index Level reflects the prices of the common stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks. If the notes are called, you will receive the applicable call price as the final payment on the notes, without taking into consideration the value of the dividends paid on the stocks of the companies in the Index.

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. (“JPMSI”) may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

       The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless automatically called and redeemed prior to maturity.

PS-4

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Index;

  the time to maturity of the notes;

  the dividend rate on the common stocks underlying the Index;

  interest and yield rates in the market generally as well as in the markets of the securities composing the Index;

  economic, financial, political, regulatory or judicial events that affect the stocks included in the Index or stock markets generally and which may affect the Index closing level on any Review Date; and

  our creditworthiness.

       You cannot predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may not receive any return of your investment. In addition, we cannot guarantee that the level of the Index will increase during the term of your notes and trigger an automatic call. For notes with a buffer, if the notes are not called and the Ending Index Level declines compared to the Initial Index Level by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the notes are not called and the Index Return is negative, you will lose some or all of your investment at maturity.

The performance of the Index may differ from the performance of the Russell 1000® Index and S&P 500® Index.

       Although the KLD Select SocialSM Index consists of companies drawn from the universe of companies included in the Russell 1000® Index and the S&P 500® Index and is designed to maintain risk and return characteristics similar to the Russell 1000® Index, the performance of the Index may differ from the performance of the Russell 1000® Index and the S&P 500® Index because the composition and weighting of the Index differs from the composition and weightings of the Russell 1000® Index and the S&P 500® Index. Because of this imperfect correlation, the return on the notes will not be the same as a debt security with a payment at maturity linked to the performance of the Russell 1000® Index or the S&P 500® Index.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment upon automatic call or at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the expected cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

PS-5

KLD and Dow Jones may adjust the Index in a way that affects its level, and neither KLD has nor Dow Jones has any obligation to consider your interests.

       KLD Research & Analytics, Inc. (“KLD”) is responsible for maintaining the Index, and Dow Jones Indexes, a division of Dow Jones & Company, Inc. (“Dow Jones”), is responsible for calculating and monitoring the Index. KLD can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, KLD may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. Neither KLD nor Dow Jones has any obligation to consider your interests in calculating or revising the Index. See “The KLD Select SocialSM Index.”

The Index may be different from other social indices due to financial risk constraints placed on the Index and may include stocks of companies that some may consider socially or environmentally irresponsible or unacceptable.

       Unlike other social indices, the component stocks of, and their weights in, the Index are not determined solely by reference to the social and environmental profile of the issuers of the component stocks. The Index is constructed to include large capitalization companies that KLD determines have positive social and environmental characteristics, while at the same time maintaining risk and return characteristics similar to the Russell 1000® Index. To control financial risk, the Index constrains expected tracking error relative to the Russell 1000® Index to less than 2%. As a result, a company with low social and environmental performance may nonetheless be included in the Index. In addition, except for tobacco companies, the Index does not screen out companies in controversial industries. We cannot assure you that the issuers of the component stocks of the Index may not have in the past engaged in, are currently engaging in, or will in the future engage in conduct that may be considered by some to be socially and environmentally irresponsible or unacceptable. Investors should make their own independent investigation of the Index to ensure that an investment in the notes is consistent with their financial and social objectives.

 We are not affiliated with any company included in the Index.

       We are not affiliated with any of the companies the stock of which is included in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to KLD, Dow Jones or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Those companies will have no obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes. Because we are currently one of the companies that make up the Russell 1000® Index and the S&P 500® Index, from which the component stocks of the Index are drawn, we may in the future be selected by KLD for inclusion in the Index.  We will have no obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks that compose the Index.

       As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

       JPMSI and other affiliates of ours trade the stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes, the likelihood that the notes will be automatically redeemed and the amount, if any, payable to you at maturity.

PS-6

       Additionally, we or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. We or one or more of our affiliates may also publish research reports, or otherwise express views about the companies whose stock is included in the Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

       Furthermore, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the stocks that compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return if the notes are not called, whether the automatic call feature has triggered a mandatory redemption and the amount, if any, that we will pay you upon an automatic call or at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index closing level on a Review Date or the Index Return if the notes are not called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Review Date and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

       There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 86-I and consult your tax adviser regarding your particular circumstances.

PS-7

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-8

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index as well as the Initial Index Level, and, therefore, effectively establish a higher level that the Index must achieve to trigger an automatic call or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-9

THE KLD SELECT SOCIALSM INDEX

       We have derived all information contained in this product supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information obtained from KLD Research & Analytics, Inc. (“KLD”). Such information reflects the policies of, and is subject to change by, KLD. We make no representation or warranty as to the accuracy or completeness of such information.

KLD Select SocialSM Index Composition and Maintenance

       The Index was created and is maintained by KLD and was launched on June 1, 2004 with a base value of 100 as of May 31, 2004. The Index is calculated by Dow Jones Indexes, a part of Dow Jones & Company, Inc. (“Dow Jones”) and disseminated on the KLD website, www.kld.com. Information contained on the KLD website is not incorporated by reference in, and should not be considered a part of, this product supplement 86-I or any terms supplement.

       The Index is a modified capitalization-weighted index constructed to maximize exposure to large capitalization companies that KLD determines have positive social and environmental characteristics, while at the same time maintaining risk and return characteristics similar to the Russell 1000® Index. The Index consists of a maximum of 350 companies drawn from the universe of companies included in the Russell 1000® Index and the S&P 500® Index. As of June 25, 2007, the Index was composed of 233 stocks. Tobacco companies are ineligible for inclusion in the Index. The following are considered tobacco companies:

  A company that licenses its company name or brand name to tobacco products.

  A company that produces tobacco products, including cigarettes, cigars, pipe tobacco, and smokeless tobacco products.

  A company that derives 15% or more of total revenues from the production and supply of raw materials and other products necessary for the production of tobacco products.

  A company that derives 15% or more of total revenues from the distribution (wholesale or retail) of tobacco products.

  A company that is more than 50% owned by a company with tobacco involvement.

  A company that owns more than 20% of another company with tobacco involvement. When a company owns more than 50% of a company with tobacco involvement, KLD treats the tobacco company as a consolidated subsidiary.

       To construct the Index, KLD evaluates the social and environmental performance of companies by analyzing seven main issue areas. Within those areas are over sixty positive and negative indicators, which KLD uses to assign ratings to each company. The issue areas and indicators are as follows:

PS-10

I. COMMUNITY

Positive Indicators	Negative Indicators
Charitable giving Innovative giving Non-US charitable giving Support for housing Support for education Volunteer programs Other strengths	Investment controversies Negative economic impact Tax disputes Other concerns

II. CORPORATE GOVERNANCE

Positive Indicators	Negative Indicators
  Limited compensation (notably low compensation of top management and board members)
  Ownership strength (owns or is owned by companies that KLD finds have social strengths)
  Political accountability
  Transparency
  Other strengths

  High compensation (notably high compensation of top management and board members)
  Ownership concern (owns or is owned by companies that KLD finds have social concerns)
  Political accountability
  Transparency
  Accounting
  Other concerns

III. DIVERSITY

Positive Indicators	Negative Indicators
  CEO (Chief executive officer is a woman or minority)
  Promotion (progress in the promotion of women and minorities)
  Board of directors (women, minorities and disabled people on board of directors)
  Work/life benefits
  Women and minority contracting
  Employment of the disabled
  Gay and lesbian policies
  Other strengths
Controversies (major controversies related to affirmative action) Non-representation (no women among the board of directors or senior line managers) Other concerns

PS-11

IV. EMPLOYEE RELATIONS

Positive Indicators	Negative Indicators
Cash profit sharing Employee involvement Health and safety strength Retirement benefits strength Union relations (history of strong union relations) Other strengths	Union relations (history of poor union relations) Heath and safety concern Workforce reductions Retirement benefits concern Other concerns

V. ENVIRONMENT

Positive Indicators	Negative Indicators
Beneficial products and services Clean energy Management Systems Pollution prevention Recycling Other strengths
  Hazardous waste
  Regulatory problems
  Ozone depleting chemicals
  Substantial emissions
  Agricultural chemicals
  Climate change (derives substantial revenue from coal or oil and its derivative fuel products)
  Other concerns

VI. HUMAN RIGHTS

Positive Indicators	Negative Indicators
Indigenous peoples relations strength Labor rights strength Other strengths	Burma concern Labor rights concern Indigenous peoples relations concern Other concerns

VII. PRODUCT

Positive Indicators	Negative Indicators
Quality (strong quality control program) R&D/Innovation Benefits to economically disadvantaged Other strengths	Product safety controversy Marketing/contracting controversy Antitrust controversy Other concerns

PS-12

       KLD assigns an Indicator Score to each company for each indicator. A company receives an Indicator Score of between 0 and 30 for the positive indicators and between 0 and -30 for the negative indicators. If a company does not have information on performance relative to an indicator, it receives a score of 0 for that indicator. The scoring model is intended to weight each area equally. A proprietary multi-factor scoring model is then used to calculate the normalized total scores for each company.

       KLD then uses an optimization process to determine Index components and weights based on these Company Scores. The Index concentrates weights of holdings in companies with strong social and environmental performance. These weights are assigned by the optimization process, such that companies with high Company Scores will tend to have higher weights and companies with low Company Scores will tend to have lower weights compared to the Russell 1000® Index. The optimization process attempts to maximize the Index score, while controlling financial risk by constraining expected tracking error relative to the Russell 1000® to less than 200 basis points over a 12 month period. Within this risk budget, the risk must be allocated such that the ratio of unsystematic risks (risks specific to a company) to systematic risks (general sector risks) must be between 3.5:1 and 5:1. Additionally, the total weight of each sector in the Index must be within three percentage points of that sector’s weight in the Russell 1000® Index. Turnover in the Index may not exceed 10% at each quarterly rebalancing or 20% at each annual reconstitution. An index committee composed of KLD employees (the “Index Committee”) is ultimately responsible for determining the appropriate turnover to be accepted at each quarterly rebalancing or annual reconstitution. Finally, at each quarterly rebalancing and annual reconstitution, the weighting of each component is capped at 5% of the Index.

       The Index value is then calculated using a formula that measures the aggregate price changes in the component stocks against a fixed base quantity weight as follows:

Index =	Free float market capitalization of the Index	x 100
Adjusted base date market capitalization of the Index

The free float market capitalization of the Index is equal to the sum of the products of the closing price, float adjusted shares outstanding, and weight factor for each component stock as of the time the Index is being calculated.

       The Index is reconstituted annually and rebalanced quarterly. Companies may be added to or removed from the Index at each reconstitution. At each quarterly rebalancing, the Index weights are adjusted, but no additions or removals take place. KLD only removes companies between reconstitutions if a company ceases to trade, such company becomes a tobacco company or upon the occurrence of certain other corporate events. The Index Committee makes the final decisions on all changes to the Index. The annual reconstitution is timed to take effect on the day immediately following the day on which the reconstitution of the Russell 1000® Index becomes effective. The reconstitution of the Russell 1000® Index takes effect on the last Friday in June, unless that date is on June 28, 29, or 30, in which case the reconstitution takes effect on the previous Friday. The quarterly rebalancings occur in March, September, and December and become effective on the Monday following the third Friday of the month. Rebalancings and reconstitutions of the Index are generally based on closing prices two to five business days prior to the effective date of the rebalancing or reconstitution.

       Ongoing maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes of more than 10%, stock splits, stock dividends, and stock price adjustments due to restructurings, spin-offs and other corporate actions. Companies may be removed from the Index as a result of mergers, acquisitions, bankruptcies, or other restructurings and are removed from the Index as close as possible to the actual date on which the event occurred.

PS-13

       The following are the 20 most heavily weighted companies in the Index as of June 25, 2007:

Company Name	Ticker Symbol	Index Weight
Wells Fargo & Company	WFC	3.85%
Johnson & Johnson	JNJ	3.75%
American Express Company	AXP	3.11%
General Mills, Inc.	GIS	2.75%
International Business Machines Corporation	IBM	2.47%
Microsoft Corporation	MSFT	2.35%
PepsiCo, Inc.	PEP	2.06%
Texas Instruments Incorporated	TXN	2.05%
3M Company	MMM	2.00%
Intel Corporation	INTC	1.83%
Federal National Mortgage Association	FNM	1.80%
Bank of America Corporation	BAS	1.78%
Exxon Mobil Corporation	XOM	1.67%
The Procter & Gamble Company	PG	1.60%
Federal Home Loan Mortgage Corporation	FRE	1.59%
Cisco Systems, Inc.	CSCO	1.51%
The Gap, Inc.	GPS	1.38%
Hewlett-Packard Company	HPQ	1.34%
Kimberly-Clark Corporation	KMB	1.26%
Pfizer Inc.	PFE	1.20%

       We will make available to any holder of the notes the most recent list of companies included in the Index upon request.

The Russell 1000® Index and the S&P 500® Index

       The Russell 1000® Index measures the performance of the large capitalization sector of the U.S. equity market. The Russell 1000® Index is a capitalization-weighted index of the 1,000 largest companies in the Russell 3000® Index. The S&P 500® Index measures the performance of the large-capitalization sector of the U.S. equity market. The S&P 500® Index is a capitalization-weighted index consisting of 500 stocks selected to provide a performance benchmark for the U.S. equity market. “Russell 1000® Index” is a trademark of Frank Russell Company. “S&P 500” is a trademark of The McGraw-Hill Companies, Inc.

License Agreement between KLD and J.P. Morgan Securities Inc.

       KLD and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for, in exchange for a fee, the right to use the Index, which is owned and published by KLD, in connection with certain securities, including the notes.

       KLD is not an investment adviser and MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, to anyone regarding the advisability of investing in securities generally or in the securities of issuers underlying the notes particularly.

       KLD reserves the rights, at any time and without notice, to alter, amend, terminate or in any way change the KLD Select SocialSM Index.

       KLD’s publication of the KLD Select SocialSM Index in no way suggests or implies an opinion by KLD as to the attractiveness or appropriateness of investment in any or all securities upon which the KLD Select SocialSM Index are based. KLD RESEARCH & ANALYTICS, INC. MAKES NO REPRESENTATION,

PS-14

WARRANTY, OR GUARANTEE AS TO THE ACCURACY, COMPLETENESS, RELIABILITY, OR OTHERWISE OF THE KLD SELECT SOCIALSM INDEX OR ANY DATA INCLUDED IN THE KLD SELECT SOCIALSM INDEX. KLD RESEARCH & ANALYTICS, INC. MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE REGARDING THE USE, OR THE RESULTS OF USE, OF THE KLD SELECT SOCIALSM INDEX OR ANY DATA INCLUDED THEREIN, OR ANY SECURITY (OR COMBINATION THEREOF) COMPRISING THE KLD SELECT SOCIALSM INDEX. KLD RESEARCH & ANALYTICS, INC. MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, AND EXPRESSLY DISCLAIMS ANY WARRANTY, OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE KLD SELECT SOCIALSM INDEX OR ANY DATA OR ANY SECURITY (OR COMBINATION THEREOF) INCLUDED THEREIN.

       The KLD Social SelectSM Index is a service mark of KLD Research & Analytics, Inc. and has been licensed for use by J.P. Morgan Securities Inc. This transaction is not sponsored, endorsed, sold or promoted by KLD, and KLD makes no representation regarding the advisability of purchasing any of the notes.

Discontinuation of the KLD Select SocialSM Index; Alteration of Method of Calculation

       If KLD discontinues publication of the Index and KLD or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the Index closing level on any relevant Review Date or other relevant date or dates as set forth in the applicable terms supplement will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ Stock Market or the relevant exchange or market for the successor index on such day.

       Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If KLD discontinues publication of the Index prior to, and such discontinuation is continuing on, a Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Review Date or other relevant date, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the notes.

       If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-15

GENERAL TERMS OF NOTES

Calculation Agent

       JPMSI will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Index closing level on each Review Date, whether the automatic call feature has triggered a mandatory redemption, the Ending Index Level, the Index Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

       All calculations with respect to the Initial Index Level, Ending Index Level, Index Return or Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note upon automatic call or at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the Index closing level on a Review Date, determining if the notes are to be automatically called, the Index Return if the notes are not called, or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

       With respect to the Index and any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

  a suspension, absence or material limitation of trading on any major securities exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

  a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.
PS-16

       For the purpose of determining whether a market disruption event with respect to the Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) shall be based on a comparison of:

  the portion of the level of the Index (or the relevant successor index) attributable to that security relative to the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

       For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

  limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

  a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary securities market trading in such contracts by reason of a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

  a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

       “Relevant exchange” means, with respect to the Index or the relevant successor Index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Review Date.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

PS-17

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-18

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

       The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

       We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, unless otherwise indicated.

       We will not attempt to ascertain whether any of the issuers of the component stocks of the Index would be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code (“ FIRPTA”). If any of the issuers of the component stocks were so treated, certain adverse U.S. federal income tax consequences might apply, to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of a note. You should refer to information filed with the SEC or another governmental authority by the issuers of the component stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the component stocks are or become USRPHCs.

PS-19

Tax Consequences to U.S. Holders

       You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Tax Treatment of the Notes

       Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

       Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Your gain or loss should be long-term capital gain or loss if you have held the note for more than one year at the time. The deductibility of capital losses, however, is subject to limitations.

    Possible Alternative Tax Treatments of an Investment in the Notes

       Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

       Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

       You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.
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       You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note (including redemption of the notes at maturity).

       If you are a Non-U.S. Holder of a note and if the characterization of your purchase and ownership of the note as an open transaction is respected, any payments on the note should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the note or its cash settlement at maturity may be subject to U.S. federal income tax if this gain is (or is treated under FIRPTA as) effectively connected with your conduct of a trade or business in the United States.

       If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes (including redemption of the notes at maturity) is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirement described in the next paragraph.

       The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

       If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

       You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

       Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities are urged to consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

       THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-21

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 86-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes or distribution of this product supplement no. 86-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 86-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-22

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 86-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 86-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 86-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 86-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-23

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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